 Exhibit 99.1

NAPCO Announces Results for the Third Quarter Ended March 31, 2017

-Third Quarter Revenue a Record $20.8 Million -

- Recurring Revenues Grew 68%-
-Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., May 8, 2017 -- NAPCO Security Technologies, Inc. (NasdaqGS: NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, Internet of Things (IoT) connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its third fiscal quarter ended March 31, 2017.

Financial Highlights:

•	Net sales were $20.8 million, as compared to $19.8 million for the same quarter last year.

•	Recurring monthly revenue (“RMR”) for the third quarter increased 68% compared to the same quarter a year ago and grew 14% sequentially.

•	Gross margin for the third quarter increased to 32.0% as compared to 30.8% for the same quarter last year.

•	Earnings per share (diluted) for the third quarter was $0.05 as compared to $0.06 for the same quarter last year.

Richard Soloway, Chairman and President commented, “Our investments in our future continue to position NAPCO solidly, for optimal sales growth. This past quarter saw the massive launch of our StarLink Connect® Series of Universal Alarm Communicators with Connected Home Services. One of the largest product introductions in our Company’s history, the StarLink product entry considerably extends our market presence in the RMR-oriented Alarm/Event Communication and Remote Connected Home Services Category. As a testament to its uniqueness and market potential, StarLink Connect was awarded both the ISC West - SIA New Product Showcase ‘Best in Residential and Monitoring Solutions Award’ and the ‘2017 Most Valuable Product Award’ in the home controls category from Security Sales and Integration. The StarLink Connect product solution will enable us to command a substantial share of the large and growing IoT market space.” While this launch impacted our SG&A this quarter, we feel it is an important investment in our future. We are pleased that our sales once again exceeded the $20 million mark, which is the point where we see the leverage from our manufacturing facility. Hence the gross margin increased 120 basis points to 32%.

Mr. Soloway continued “The StarLink Connect introduction, coupled with our already considerable market presence with StarLink® 3G/4G, Verizon CDMA and StarLink Commercial Fire/Intrusion alarm communicators, continued to drive considerable growth of subscription-based recurring monthly revenue, with a 68% increase in Q3, versus the same period year-ago. The Company will continue it’s unrelenting focus on expanding our service-based income.”

Mr. Soloway added “This past quarter also saw our Continental Access Control Division’s debut of the UniVerse® POE ( Power-over-ethernet) Single Door Controller, as well as its much anticipated, new CA4K Access Control Software Platform. UniVerse fills the commercial need for a miniature,(it fits in a light switch enclosure), cost-effective, easily-installed networked access control system. This product integrates well with all of NAPCO’s other products, such as Alarm Lock electronic access control locks and NAPCO intrusion and fire systems, delivering a labor-saving, economical solution for the Education or Health Care vertical markets. The CA4K Access Control Software launch establishes our position in the cloud-based, Access Control as a Service (ACaaS) market. This Continental product entry enables our Company and integrators to provide a cloud-based, access control solution to our mutual customers, saving them considerable investment in infrastructure and IT expenditures and subsequently delivering a recurring monthly service income stream to NAPCO. The ACaaS market is forecast to have robust growth going forward.”

Mr. Soloway concluded “Our fiscal 2017 is progressing well and our strategic direction in focusing on key growth markets, many of them with substantial RMR growth potential, is meeting with success. We look forward to a continuation of systematic, steady increases in our business and a strong finish to our fiscal year.”

Financial Results

Net Sales for the three months ended March 31, 2017 increased to a record third quarter revenue of $20.8 million, as compared to $19.8 million for the same period one year ago. Net sales for the nine months ended March 31, 2017 increased to $61.7 million as compared to $58.4 million for the comparable period last year, an increase of 6%. Selling, general and administrative expenses for the quarter were $5.5 million, or 26.6% of sales, as compared to $4.9 million, or 24.7% of sales for the same period last year. Selling, general and administrative expenses for the nine months ended March 31, 2017 were $16.8 million or 27.3% of sales as compared to $15.4 million or 26.3% of sales for the comparable period last year.

Operating income for the three months ended March 31, 2017 was $1,136,000, as compared to $1,214,000 for the third quarter of fiscal 2016, a decrease of 6%. Operating income for the nine months ended March 31, 2017 was $2.9 million as compared to $2.6 million for the same period a year ago, an increase of 14%. Adjusted EBITDA* for the three months ended March 31, 2017 was $1.5 million, or $0.08 per diluted share, as compared to $1.6 million, or $0.08 per diluted share, for the third quarter of fiscal 2016, a decrease of 6%. Adjusted EBITDA* for the nine months ended March 31, 2017 was $4.0 million or $0.21 per diluted share as compared to $3.7 million or $0.19 per diluted share for the same period last year, an increase of 9%. (*see table attached).

Net income for the three months ended March 31, 2017 was $952,000, or $0.05 per diluted share, as compared to $1,044,000, or $0.06 per share, for the same quarter last year, a decrease of 9%. Net income for the nine months ended March 31, 2017 was $2.4 million or $0.13 per diluted share as compared to $2.3 million or $0.12 per share for the same period a year ago, an increase of 2%.

Balance Sheet Summary

At March 31, 2017, the Company had $2.4 million in cash and cash equivalents as compared to $3.8 million as of June 30, 2016. NAPCO had working capital of $37.4 million at March 31, 2017 as compared with working capital of $36.9 million at June 30, 2016. Current ratio was 5.3:1 at March 31, 2017 and 5.1:1 at June 30, 2016.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, May 8, 2017. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on May 8, 2017 and ending on May 15, 2017 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 136661351. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, including recurring revenue, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	June 30, 2016
	(unaudited)	(audited)
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$2,428	$3,805
Accounts receivable, net of reserves and allowances	16,930	19,012
Inventories	25,452	21,428
Prepaid expenses and other current assets	1,270	936
Deferred income taxes	--	703
Total Current Assets	46,080	45,884
Inventories - non-current	4,254	3,909
Deferred income taxes	993	436
Property, plant and equipment, net	6,512	6,049
Intangible assets, net	8,026	8,357
Other assets	140	134
TOTAL ASSETS	$66,005	$64,769
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$--	$300
Accounts payable	4,442	4,328
Accrued expenses	1,837	1,893
Accrued salaries and wages	2,139	2,467
Accrued income taxes	290	8
Total Current Liabilities	8,708	8,996
Long-term debt, net of current maturities	3,500	4,500
Total Liabilities	12,208	13,496

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY

Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,174,507 and 21,116,743 shares issued; and 18,844,657 and 18,786,893 shares outstanding, respectively	212	211
Additional paid-in capital	16,768	16,622
Retained earnings	48,549	46,172
	65,529	63,005
Less: Treasury Stock, at cost (2,329,850 shares)	(11,732)	(11,732)

TOTAL STOCKHOLDERS' EQUITY	53,797	51,273

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$66,005	$64,769

See accompanying notes to condensed consolidated financial statements.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended March 31,		Nine Months ended March 31,
	2017	2016	2017	2016

Net Sales	$20,807	$19,808	$61,690	$58,454
Cost of sales	14,144	13,700	41,958	40,508

Gross Profit	6,663	6,108	19,732	17,946
Selling, general and administrative expenses	5,527	4,894	16,816	15,389

Operating income	1,136	1,214	2,916	2,557
Other expense:
Interest, net	17	45	59	139

Income before taxes	1,119	1,169	2,857	2,418
Income tax expense	167	125	480	83

Net income	$952	$1,044	$2,377	$2,335
Net Income per share:

Basic	$0.05	$0.06	$0.13	$0.12
Diluted	$0.05	$0.06	$0.13	$0.12
Weighted average number of shares outstanding:

Basic	18,819,000	18,811,000	18,797,000	18,903,000
Diluted	18,855,000	18,828,000	18,844,000	18,923,000

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands)

	3 months ended March 31,		9 months ended March 31,
	2017	2016	2017	2016

Net income (GAAP)	$952	$1,044	$2,377	$2,335
Add back provision for income taxes	167	125	480	83
Add back interest expense	17	45	59	139

Operating Income (GAAP)	1,136	1,214	2,916	2,557
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	111	131	331	398
Add back stock-based compensation expense	(1)	--	97	92

Adjusted non-GAAP operating income	1,246	1,345	3,344	3,047
Add back depreciation and other amortization	233	221	662	640
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$1,479	$1,566	$4,006	$3,687

Adjusted EBITDA* per Diluted Share	$0.08	$0.08	$0.21	$0.19

Weighted average number of Diluted Shares outstanding	18,855,000	18,828,000	18,844,000	18,923,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:

Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com